Exhibit 107

Form S-8

(Form Type)

EOS INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	21,000,000 (3)	$0.02	$210,000	$210,000 * 0.0001102	$23.14
Total Offering Amounts					$210,000		$23.14
Total Fee Offsets							$0.00
Net Fee Due							$23.14

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of EOS Inc., a Nevada corporation (the “Registrant” or the “Company”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average high and low sales price of the Registrant’s common stock as reported on the OTC Pink on August 11, 2023.
(3)	The shares are being registered pursuant to the automatic annual share increase under the Plan that became effective on September 5, 2023.